KPMG LLP
Suite 1000
1000 Walnut Street
Kansas City, MO 64106-2162
Consent of Independent Auditor
The Board of Directors
K-Tron International, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-136299) on Form S-8 of K-Tron International, Inc. of our report dated March 31, 2006, with respect to the consolidated balance sheets of Premier Pneumatics, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholder’s equity, and cash flows for the years then ended, which report appears in the Form 8-K/A (Amendment No. 1) of K-Tron International, Inc. dated October 5, 2006.
Kansas City, Missouri
December 15, 2006
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.